Exhibit 99.1

Compass Diversified Holdings James J. Bottiglieri Chief Financial Officer 203.221.1703 jbottiglieri@compassdiversifiedholdings.com	Investor Relations and Media Contacts: The IGB Group Leon Berman / Michael Cimini 212.477.8438 / 212.477.8261 lberman@igbir.com / mcimini@igbir.com

Compass Diversified Holdings Reports Fourth Quarter and Full Year 2012 Financial Results

Generates Cash Flow Available for Distribution and Reinvestment of $14.9 Million for Fourth Quarter Ended December 31, 2012 and $77.7 Million for Full Year 2012

Westport, Conn., March 6, 2013 – Compass Diversified Holdings (NYSE: CODI) (“CODI” or the “Company”), an owner of leading middle market businesses, announced today its consolidated operating results for the three and twelve months ended December 31, 2012.

Fourth Quarter 2012 Highlights

•	Generated Cash Flow Available for Distribution and Reinvestment (“CAD” or “Cash Flow”) of $14.9 million for the fourth quarter of 2012 and $77.7 million for the full year 2012;

•	Reported a net loss of $5.2 million for the fourth quarter of 2012 and net income of $4.3 million for the full year 2012; and

•	Paid a fourth quarter 2012 cash distribution of $0.36 per share in January 2013, bringing cumulative distributions paid to $8.8752 per share since CODI’s IPO in May of 2006.

Alan Offenberg, CEO of Compass Group Diversified Holdings LLC, stated, “We are pleased to post strong operating results for the fourth quarter and full year 2012. CODI’s Cash Flow for the three and twelve months ended December 31, 2012 increased year-over-year by 38.6% and 12.6%, respectively. The success we achieved throughout the year in leveraging the leadership position and comparative financial strength of our subsidiaries led to strong revenue and earnings growth, particularly in our branded product businesses consisting of CamelBak, ERGObaby, Fox and Liberty Safe. We also benefited from our newest platform business, Arnold Magnetic, which we acquired in March of 2012. As we maintain our focus on acquiring new businesses that are accretive to CAD, we continue to reinvest in our existing family of businesses. In 2012, capital expenditures totaled approximately $18.5 million, enhancing our ability to ensure the long-term health of our niche market leaders and drive future performance. With a strong balance sheet, we remain committed to capitalizing on both organic and acquisition-related growth opportunities while providing attractive cash distributions for our owners as we have consistently done in the past.”

Operating Results

CODI reported Cash Flow (see note regarding use of Non-GAAP Financial Measures below) of $14.9 million for the quarter ended December 31, 2012, as compared to $10.7 million for the prior year comparable quarter. CODI’s Cash Flow for the year ended December 31, 2012 was $77.7 million as compared to $69.0 million for the prior year period. CODI’s weighted average number of shares outstanding for both the quarter and twelve months ended December 31, 2012 was approximately 48.3 million, as compared to 48.3 million and 47.3 million for the quarter and twelve months ended December 31, 2011, respectively.

The improvement in Cash Flow for the fourth quarter and full year 2012 as compared to the corresponding year-earlier periods was primarily due to the full inclusion of operating results from the Company’s CamelBak subsidiary, which was acquired by CODI on August 24, 2011. In addition, Cash Flow for the fourth quarter and full year 2012 was positively impacted by the inclusion of operating results from the Company’s Arnold Magnetic subsidiary, which was acquired on March 5, 2012. Partially offsetting these factors, Cash Flow for the fourth quarter and full year 2012 excluded the results from the Company’s Staffmark subsidiary, which was sold on October 17, 2011. Additionally, Cash Flow for the second half of 2012 excluded the seasonally strong operating results from the Company’s HALO subsidiary, which was sold on May 1, 2012.

CODI’s Cash Flow is calculated after taking into account all interest expense, cash taxes paid and maintenance capital expenditures, and includes the operating results of each subsidiary for the periods during which CODI owned them. However, Cash Flow excludes the gains from sales of businesses, which have totaled approximately $198 million since 2007.

The net loss for the quarter ended December 31, 2012 was $5.2 million, as compared to net income of $58.6 million for the quarter ended December 31, 2011. CODI recorded approximately $3.9 million in higher non-cash supplemental put expense in the 2012 fourth quarter as compared to the corresponding previous quarter. This expense is based on the periodic review of current cash flow generation of its subsidiaries, as well as anticipated market multiples for those businesses in the event they were to be sold in the current environment. During the fourth quarter ended December 31, 2011, CODI recorded an $88.6 million gain on the sale of Staffmark, partially offset by a $20.1 million non-cash impairment charge for the Company’s American Furniture Manufacturing subsidiary.

For the twelve months ended December 31, 2012, CODI reported net income of $4.3 million, as compared to net income of $72.8 million for the twelve months ended December 31, 2011, which included the previously mentioned $88.6 million gain on the sale of Staffmark.

Liquidity and Capital Resources

As of December 31, 2012, CODI had approximately $18.2 million in cash and cash equivalents, $252.5 million outstanding on its term loan facility and $24.0 million outstanding under its $290 million revolving credit facility. The Company has no significant debt maturities until October 2016 and had borrowing availability of approximately $264 million at December 31, 2012 under its revolving credit facility.

Fourth Quarter 2012 Distribution

On January 10, 2013, CODI’s Board of Directors declared a fourth quarter distribution of $0.36 per share. The cash distribution was paid on January 31, 2013 to all holders of record as of January 25, 2013. Since its IPO in May of 2006, CODI has paid a cumulative distribution of $8.8752 per share.

Conference Call

Management will host a conference call on Thursday, March 7, 2013 at 9:00 a.m. ET to discuss the latest corporate developments and financial results. The dial-in number for callers in the U.S. is (866) 307-3343 and the dial-in number for international callers is (678) 894-3054. The access code for all callers is 92499964. A live webcast will also be available on the Company’s website at www.compassdiversifiedholdings.com.

A replay of the call will be available through March 14, 2013. To access the replay, please dial (855) 859-2056 in the U.S. and (404) 537-3406 outside the U.S., and then enter the access code 92499964.

Note Regarding Use of Non-GAAP Financial Measures

CAD, or Cash Flow, is a non-GAAP measure used by the Company to assess its performance, as well as its ability to sustain and increase quarterly distributions. A number of CODI’s subsidiaries have seasonal earnings patterns. Accordingly, the Company believes that the most appropriate measure of its performance is over a trailing or expected 12-month period. We have reconciled CAD, or Cash Flow, to Net Income and Cash Flow Provided by Operating Activities on the Attached Schedules. We consider Net Income and Cash Flow Provided by Operating Activities to be the most directly comparable GAAP financial measures to CAD, or Cash Flow.

About Compass Diversified Holdings (“CODI”)

CODI owns and manages a diverse family of established North American middle market businesses. Each of its eight current subsidiaries is a leader in their niche market.

CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long term cash flow generation and value. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and to make cash distributions to its owners.

Our subsidiaries are engaged in the following lines of business:

•	The manufacture of quick-turn, prototype and production rigid printed circuit boards (Advanced Circuits, www.advancedcircuits.com);

•	The design and manufacture of promotionally priced upholstered furniture (American Furniture Manufacturing, www.americanfurn.net);

•	The design and manufacture of medical therapeutic support surfaces and other wound treatment devices (Anodyne Medical Device, also doing business and known as Tridien Medical, www.tridien.com);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies, www.arnoldmagnetics.com);

•	The design and manufacture of personal hydration products for outdoor, recreation and military use (CamelBak Products, www.camelbak.com);

•	The design and marketing of wearable baby carriers, strollers and related products (ERGObaby, www.ergobabycarriers.com);

•	The design, manufacture and marketing of premium suspension products for mountain bikes and powered off-road vehicles (FOX, www.ridefox.com);

•	The design and manufacture of premium home and gun safes (Liberty Safe, www.libertysafe.com).

To find out more about Compass Diversified Holdings, please visit www.compassdiversifiedholdings.com.

This press release may contain certain forward-looking statements, including statements with regard to the future performance of the Company. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the Securities and Exchange Commission for the year ended December 31, 2012 and other filings with the Securities and Exchange Commission. CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Compass Diversified Holdings

Condensed Consolidated Balance Sheets

(in thousands)	December 31, 2012	December 31, 2011

Assets
Current assets:
Cash and cash equivalents	$18,241	$131,973
Accounts receivable, less allowance of $3,049 and $2,420	100,647	69,114
Inventories	127,283	96,312
Prepaid expenses and other current assets	21,488	22,758
Current assets of discontinued operations	—	40,064

Total current assets	267,659	360,221

Property, plant and equipment, net	68,488	43,579
Goodwill	257,527	205,567
Intangible assets, net	340,666	328,070
Deferred debt issuance costs, net	8,238	6,942
Other non-current assets	12,623	13,889
Non-current assets of discontinued operations	—	71,638

Total assets	$955,201	$1,029,906

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$100,346	$72,998
Due to related party	3,765	4,239
Current portion of supplemental put obligation	5,185	13,675
Current portion, long-term debt	2,550	2,250
Other current liabilities	1,953	1,694
Current liabilities of discontinued operations	—	23,306

Total current liabilities	113,799	118,162

Long-term debt	267,008	214,000
Supplemental put obligation	46,413	35,814
Deferred income taxes	63,982	49,088
Other non-current liabilities	7,787	2,875
Non-current liabilities of discontinued operations	—	13,489

Total liabilities	498,989	433,428

Stockholders’ equity
Trust shares, no par value, 500,000 authorized; 48,300 shares issued and outstanding at 12/31/12 and 12/31/11	650,043	658,361
Accumulated other comprehensive loss	(132)	—
Accumulated deficit	(235,283)	(160,852)

Total stockholders’ equity attributable to Holdings	414,628	497,509
Noncontrolling interests	41,584	95,257
Noncontrolling interests of discontinued operations	—	3,712

Total stockholders’ equity	456,212	596,478

Total liabilities and stockholders’ equity	$955,201	$1,029,906

Compass Diversified Holdings

Condensed Consolidated Statements of Operations

(in thousands, except per share data)	Three Months Ended December 31, 2012	Three Months Ended December 31, 2011	Year Ended December 31, 2012	Year Ended December 31, 2011

Net sales	$218,150	$160,193	$884,721	$606,644
Cost of sales	150,831	116,332	605,867	427,500

Gross profit	67,319	43,861	278,854	179,144
Operating expenses:
Selling, general and administrative expense	41,385	32,684	161,141	110,031
Supplemental put expense	9,604	5,688	15,995	11,783
Management fees	4,339	4,576	17,633	16,283
Amortization expense	7,629	7,129	30,268	22,072
Impairment expense	—	20,069	—	27,769

Operating income (loss)	4,362	(26,285)	53,817	(8,794)

Other income (expense):
Interest income	3	29	54	33
Interest expense	(5,395)	(6,538)	(25,055)	(12,643)
Amortization of debt issuance costs	(485)	(408)	(1,811)	(1,951)
Loss on debt extinguishment	—	(2,636)	—	(2,636)
Other income, net	40	127	(183)	49

Income (loss) from continuing operations before income taxes	(1,475)	(35,711)	26,822	(25,942)
Provision (benefit) for income taxes	3,950	(2,521)	21,069	6,859

Income (loss) from continuing operations	(5,425)	(33,190)	5,753	(32,801)
Income (loss) from discontinued operations, net of income tax	—	3,241	(1,168)	17,021
Gain (loss) on sale of discontinued operations, net of income tax	219	88,592	(245)	88,592

Net income (loss)	(5,206)	58,643	4,340	72,812
Net income from continuing operations attributable to noncontrolling interest	1,512	998	8,508	5,641
Net income (loss) from discontinued operations attributable to noncontrolling interest	—	186	(226)	2,212

Net income (loss) attributable to Holdings	$(6,718)	$57,459	$(3,942)	$64,959

Basic and fully diluted net income (loss) per share	$(0.14)	$1.19	$(0.08)	$1.37

Basic and fully diluted weighted average number of shares outstanding	48,300	48,300	48,300	47,286

Cash distributions declared per share	$0.36	$0.36	$1.44	$1.44

Compass Diversified Holdings

Condensed Consolidated Statements of Cash Flows

(in thousands)	Year Ended December 31, 2012	Year Ended December 31, 2011

Cash flows from operating activities:
Net income	$4,340	$72,812
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of Staffmark	(219)	(88,592)
Loss on sale of HALO	464	—
Depreciation and amortization expense	49,450	49,109
Unrealized loss on interest rate swap	2,175	1,822
Loss on debt extinguishment	—	2,636
Amortization of debt issuance costs and original issue discount	4,169	2,201
Impairment expense	—	27,769
Supplemental put expense	15,995	11,783
Noncontrolling stockholders charges and other	4,236	4,270
Deferred taxes	(2,060)	(17,858)
Other	986	421

Changes in operating assets and liabilities, net of acquisition:
Increase in accounts receivable	(2,137)	(7,517)
(Increase) decrease in inventories	(13,703)	5,056
(Increase) decrease in prepaid expenses and other current assets	(1,580)	7,864
Payment of profit allocation	(13,886)	(6,892)
Increase in accounts payable and accrued expenses	4,336	26,490

Net cash provided by operating activities	52,566	91,374

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(126,412)	(277,980)
Purchases of property and equipment	(18,546)	(21,868)
Proceeds from dispositions	66,709	217,249
Purchase of noncontrolling interests	(15,423)	(4,032)
Proceeds released from escrows related to Staffmark sale	8,355	—
Other investing activities	891	11

Net cash used in investing activities	(84,426)	(86,620)

Cash flows from financing activities:
Net borrowing of debt	50,995	129,000
Proceeds from the issuance of trust shares, net	—	19,598
Proceeds from issuance (redemption) of CamelBak preferred stock	(48,022)	45,000
Debt issuance costs	(3,154)	(16,720)
Distributions paid	(69,552)	(66,916)
Net proceeds provided by noncontrolling interest	12,061	4,500
Net proceeds paid to noncontrolling interest	(30,038)	—
Excess tax benefit on stock based compensation, and other	5,478	(382)

Net cash provided by (used in) financing activities	(82,232)	114,080

Foreign currency impact on cash	(37)	—
Net increase (decrease) in cash and cash equivalents	(114,129)	118,834
Cash and cash equivalents — beginning of period	132,370	13,536

Cash and cash equivalents — end of period	$18,241	$132,370

Compass Diversified Holdings

Condensed Consolidated Table of Cash Flows Available for Distribution and Reinvestment (“CAD”)

(unaudited)

(in thousands)	Three Months Ended December 31, 2012	Three Months ended December 31, 2011	Year ended December 31, 2012	Year ended December 31, 2011

Net income (loss)	$(5,206)	$58,643	$4,340	$72,812

Adjustment to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	11,577	15,756	49,450	49,109
Impairment expense	—	20,069	—	27,769
Gain on sale of Staffmark	(219)	(88,592)	(219)	(88,592)
Loss on sale of HALO	—	—	464	—
Amortization of debt issuance costs	531	408	1,857	1,951
Unrealized loss on interest rate swap	67	1,822	2,175	1,822
Loss on debt repayment	—	2,636	—	2,636
Amortization of original issue discount	361	250	2,312	250
Supplemental put expense	9,604	5,688	15,995	11,783
Noncontrolling stockholders charges	986	2,060	4,236	4,270
Other	51	(615)	986	421
Deferred taxes	255	(12,171)	(2,060)	(17,858)
Changes in operating assets and liabilities	13,179	27,623	(26,970)	25,001

Net cash provided by operating activities	31,186	33,577	52,566	91,374
Plus:
Unused fee on revolving credit facility (1)	682	665	2,666	2,706
Successful acquisition expense (2)	(10)	461	5,201	4,658
Sale related expenses (3)	—	6,434	1,976	6,434
Other	—	930	—	—
Changes in operating assets and liabilities	—	—	26,970	—
Less:
Maintenance capital expenditures (4)	3,722	3,702	10,998	11,169
Other	71	—	668	—
Changes in operating assets and liabilities	13,179	27,623	—	25,001

Estimated cash flow available for distribution and reinvestment	$14,886	$10,742	$77,713	$69,002

Distribution paid in April 2012 and March 2011			$17,388	$16,821
Distribution paid in July 2012/2011			17,388	16,821
Distribution paid in October 2012/2011			17,388	17,388
Distribution paid in January 2013/2012	$17,388	$17,388	17,388	17,388

	$17,388	$17,388	$69,552	$68,418

(1)	Represents the commitment fees on the unused portion of the Revolving Credit Facility and the Prior Revolving Credit Facility.
(2)	Represents transaction costs for successful acquisitions that were expensed during the period.
(3)	Represents transaction costs incurred related to the sale of Staffmark or HALO, net of the related income tax benefit.
(4)	Excludes growth capital expenditures of approximately $5.4 million and $3.0 million for the three months ended December 31, 2012 and December 31, 2011, respectively, and $7.5 million and $10.6 million for the years ended December 31, 2012 and December 31, 2011, respectively.